LIMITED POWER OF ATTORNEY

The undersigned, as an officer or director of Trinity Learning Corp. (the Company), hereby constitutes and appoints Edward P. Mooney, President, Douglas D. Cole, Chief Executive Officer, and Brent Christensen, outside legal counsel of the Company, and each of them with full power of substitution or revocation, the undersigneds true and lawful attorney in fact and agent to complete and execute such Forms 3, 4 and 5 and other forms as such attorney shall in his discretion determine to be required or advisable pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor laws and regulations, as a consequence of the undersigneds ownership, acquisition or disposition of securities of the Company, and to do all acts necessary in order to file such forms with the Securities and Exchange Commission, any securities exchange or national association, the Company and such other person or agency as the attorney shall deem appropriate. The undersigned hereby ratifies and confirms all that said attorneys in fact and agents shall do or cause to be done by virtue hereof.
The undersigned acknowledges that the foregoing attorneys in fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigneds responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.
This Limited Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4 and 5 with respect to the undersigneds holdings of and transactions in securities issued by the Company unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

IN WITNESS WHEREOF, the undersigned has caused this Limited Power of Attorney to be executed as of the date set forth below.

/s/ Patrick R. Quinn
Signature

Dated: June 28, 2005